Exhibit 10.49

September 1, 2015

Aneel Zaman
Cadence Design Systems, Inc.

Dear Neil,

I am very pleased to announce that you have been promoted to Senior Vice President, Worldwide Field Operations effective September 1, 2015. In this capacity, you will report directly to me as a member of the Executive Management Team.

Effective with this promotion, your annual base salary will be increased to $350,000 and you will be eligible to earn an incentive bonus targeted at 100% of your annualized base salary upon achievement of corporate and individual performance goals in accordance with the terms and guidelines for Cadence’s Senior Executive Bonus Plan

As further recognition of your promotion, you will be issued an option to purchase 30,000 shares of Cadence Design Systems Common Stock (“options”) and issued an Incentive Stock Award of 20,000 shares of Cadence Design Systems Common Stock (“ISA”) to be granted on September 15, 2015 (“Grant Date”). Your options will vest ratably every month for 48 months from the Grant Date. The vesting of your ISA will be subject to the achievement of a pre-determined company performance goal and, if the goal is achieved, will vest over three years with 1/3rd vesting twelve months after the Grant Date, and the remainder will vest ratably every six months over the remaining two years. Each equity grant will be subject to the terms of the applicable grant agreement.

For purposes of transitioning to your new position, your target cash bonus under the Senior Executive Bonus Plan for 2H-2015 will equal 35% times your KC eligible earnings for July and August 2015 plus 100% times your eligible earnings for September through December 2015.

As a result of this promotion, you will cease to be eligible to participate in the Sales Compensation Plan and the RR and ANCV Bonus Plan effective September 1, 2015.  You have already received commission payments for transactions signed and booked through the end of Q2 2015 and you will receive payments under your 2015 Sales Compensation Plan goal letter for transactions signed and booked on or before August 31, 2015. You remain eligible to receive any remaining commission payments for deals booked under the 2014 Sales Compensation Plan and commission payments under the 2015 Sales Compensation Plan for transactions signed and booked on or before August 31, 2015.

You have received the Q1 and Q2 progress payments for the RR and ANCV Bonus Plan payable to date.  We will calculate achievement under this plan based on actual RR and ANCV for North America through August 31, 2015 and make a payment of any amount that is in excess of the progress payments already received.

Cadence Design Systems, Inc. 2655 Seely Avenue, San Jose, CA 95134
Phone: 408.943.1234 World Wide Web: www.cadence.com

Your eligibility for the payments under the Sales Compensation Plan and the RR and ANCV Bonus Plan described above remain subject to the terms and conditions of those plans, including without limitation the requirement to be in active employment at the time that the payment is due.

This promotion letter, setting forth certain terms of your employment, does not alter the fact that you remain an at-will employee. Therefore, you or Cadence may terminate your employment at any time with or without notice.

Neil, I commend you on your tremendous impact on WFO and Cadence, and congratulate you on this significant accomplishment, wishing you much success in the future.

Best regards,

/s/ Lip-Bu Tan

Lip-Bu Tan
President and Chief Executive Officer

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134
Phone: 408.943.1234 World Wide Web: www.cadence.com